Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated July 18, 2013, is by and between Oxbridge Re Holdings Limited (the “Company”), a Cayman corporation having its principal place of business at Landmark Sq, 1st Floor, 64 Earth Close, Grand Cayman, KY1-9006, and Sanjay Madhu (the “Executive”).

BACKGROUND STATEMENT

The Company, through its Affiliates (as defined in this Agreement), is principally engaged in the business of providing homeowners insurance. An integral part of its insurance business is the investment of surplus and reserve funds. The Company contemplates that it may engage in other insurance lines of business and other business activities as well. (All such business and investment activities, present and future, whether engaged in by the Company or an Affiliate are referred to in this Agreement as the “Business”). The Company has developed and expects to develop trade secrets, methods of doing business, business plans, computer software and other items, all of which are worthy of protection. The Company considers it to be in its best interests to have the benefit of the Executive’s services as provided in this Agreement and the Executive is willing to render such services to the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of and reliance upon the foregoing background statement and the representations and warranties contained in this Agreement, the Company and the Executive agree to the following terms and conditions:

TERMS AND CONDITIONS

1. Employment and Title. Commencing July 18, 2013, the Company agrees to employ the Executive, and the Executive agrees to serve, as the Company’s president and chief executive officer, upon the terms and conditions set forth in this Agreement.

2. Duties, Responsibilities and Authority. During the term of his employment under this Agreement, the Executive will have the duties, responsibilities and authorities assigned to him by the Company’s board of directors, which duties, responsibilities and authorities will not be inconsistent with the Executive’s role as the Company’s president and chief executive officer. The Executive will report solely to the Company’s board of directors. The Executive agrees to devote his best efforts and substantially all of his full business time, energies and abilities, diligently and in good faith, to perform his duties, fulfill his responsibilities, and exercise his authority hereunder for the exclusive benefit of the Company. This provision will not be construed as preventing the Executive from participating in charitable and community affairs, managing his investment, investing in or engaging in other ventures, or maintaining a directorship related to First Home Bank, provided such activities do not interfere with the performance of his duties under this Agreement and are not inconsistent with his role as the Company’s president and chief executive officer. The Executive agrees to serve on the Company’s board of directors, if elected. In promoting the interests of the Company and without additional compensation, the Executive will serve any of the Company’s Affiliates, including subsidiary corporations, partnerships, limited liability corporations and joint ventures, in such capacities as the Company’s board of directors may from time to time direct. The Executive will read and abide by any policy, code or practice the Company has or may hereafter adopt that is applicable to executives or executive officers in general, including policies and rules contained in the Company’s employee handbook and code of conduct.

3. Board Elections. During the Executive’s term of employment under this Agreement, the Company will use its best efforts to cause the Executive to be elected to the Board of Directors of Company (or its successor in interest), and to nominate the Executive as a member of the management slate at each annual meeting of shareholders at which the Executive’s director class comes up for election.

4. Location. The Executive’s principal place of employment will be: Landmark Sq, 1st Floor, 64 Earth Close, Grand Cayman, KY1-9006 or such other place to which the parties agree.

5. Term. The initial term of the Executive’s employment hereunder will commence on July 18, 2013 and continue for a period of three years, unless earlier terminated pursuant to the terms of this Agreement. The Executive’s employment hereunder will continue and automatically renew for additional one-year terms unless either party delivers written notice of non-renewal at least 90 days before expiration of the initial term or any renewal term. The initial term and any renewal term are hereinafter collectively referred to as the “Term.”

6. Compensation.

6.1. Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company will pay the Executive, during the Term, an annual base salary of $200,000, which base salary will accrue and be paid in accordance with the Company’s standard payroll practices.

6.2. Bonus Compensation. The Executive will be entitled to any additional compensation provided for by resolution of the Company’s board of directors or applicable committee of the board of directors.

6.3. Benefits. During the Term, the Executive will be entitled to (i) medical, dental, life, disability and retirement benefits, if any, upon substantially the same terms and conditions generally applicable to all of the Company’s executives; and (ii) three weeks paid vacation plus other paid time generally available to the other executive officers of the Company.

6.4. Reimbursement of Expenses. The Company will reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder, subject to, and in accordance with, any expense reimbursement policies and expense documentation requirements of the Company that may be in effect from time to time.

7. Working Facilities. The Company will provide the Executive with an office at the Executive’s principal work location or at such other location as agreed to by the Executive and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder.

8. Incapacity.

8.1 Right to Terminate. Notwithstanding anything else to the contrary contained in this Agreement, except as provided by this Section 8 the Company will have no right to terminate the Executive’s employment while the Executive suffers Incapacity (as defined below). If the Executive suffers Incapacity for a period exceeding six consecutive months then the Company will have the right to terminate the Executive’s employment hereunder 30 days after delivery of written notice of termination. A termination of employment under this Section 8 will be deemed a termination without “Good Cause” as described in Section 9.4 hereof.

8.2 Right to Replace. If the Executive suffers Incapacity for 30 or more consecutive days, the Company will have the right to designate a person to temporarily perform the Executive’s duties.

8.3 Rights Prior to Termination. During a period of Incapacity the Executive will be entitled to his full base salary under Section 6.1 hereof and full benefits under Section 6.3 hereof until employment is terminated as described in Section 8.1. The Executive will be entitled to reasonable accommodations from the Company so that the Executive is not prevented from performing his duties by illness or injury.

8.4 Incapacity Defined. For purposes of this Section 8, the term “Incapacity” means the Executive’s inability to perform his duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Company’s board of directors, in its reasonable discretion, based upon competent medical evidence. Upon the Company’s written request, the Executive will submit to reasonable medical and other examinations to provide the evidence required hereunder.

9. Termination of Employment.

9.1 Termination by the Company. The Company may terminate the Executive’s employment under this Agreement without Good Cause anytime not fewer than 30 days nor more than 45 days after delivering written notice of termination to the Executive. The Company may terminate the Executive’s employment hereunder for Good Cause anytime by delivery of written notice of termination. Termination will be effective upon the date set forth in the notice of termination. Good Cause will be limited to any of the following circumstances:

(i) The Executive commits any fraud, dishonesty, misappropriation or similar act against the Company or others;

(ii) The Executive materially defaults in the performance of his obligations, services or duties hereunder;

(iii) The Executive commits any public or private act that the Company’s board of directors finds, in good faith, to be materially inimical to the best interests of the Company or would tend to discredit, dishonor, embarrass, reflect adversely upon or in any manner injure the reputation of the Company, an Affiliate or the products or services of the Company or an Affiliate, or subject the Company or an Affiliate to potential material liability;

(iv) The Executive is grossly negligent or commits willful misconduct in the performance of his duties hereunder; or

(v) The Executive has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse effect on the Company, its prospects, earnings or financial condition.

9.2 Effect of Termination for Good Cause. If the Executive’s employment is terminated by the Company for Good Cause—

(i) the Executive will be entitled to accrued base salary under Section 6.1 and accrued vacation pay and other paid time off, each through the date of termination; and

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 6.4 hereof.

9.3 Effect of Termination without Good Cause. If the Company terminates the Executive’s employment without Good Cause—

(i) the Executive will be entitled to accrued base salary under Section 6.1 and accrued vacation pay and other time off, each through the date of termination;

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 6.4 hereof;

(iii) the Executive will be entitled to receive all amounts of base salary that would have been payable under Section 6.1 (provided that the Executive will receive not less than 12 months of base salary) through the Term (excluding future automatic renewals) if employment had not been terminated, which amounts will be paid, subject to Section 15(b), following the Executive’s Separation from Service as and when such base salary would have been paid;

(iv) if the termination is within three years following a Change of Control (as defined herein), then the Executive will be entitled to receive, in lieu of the amount described in clause (iii), an amount equal to 2.9 times the total amount of the annual base salary payable under the terms of Section 6.1 of this Agreement, payable as follows :

(x) if the Executive’s Separation from Service (as defined in this Agreement) occurs within two years following a Change of Control that also satisfies the requirements to be a change of control within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), then the entire amount shall be paid in aone-time, lump sum severance payment upon Separation from Service (except as provided in Section 15(b) ) ; or

(y) in any other circumstance, the entire amount shall be payable through the Term (excluding future automatic renewals) as if employment had not been terminated, which amounts will be paid, subject to Section 15(b), following Executive’s Separation from Service according to the regular payroll practices of the Company; and

(vii) The provisions of Section 13 will no longer apply to the Executive on and after the date of such termination.

9.4 Deemed Termination without Good Cause. The Executive’s death will be deemed a termination without Good Cause as of the date of death. Termination by reason of the Executive’s Incapacity as set forth in Section 8.1 will be deemed a termination without Good Cause. The Executive’s termination of employment upon expiration of the Term after the Company delivers written notice of non-renewal as described in Section 5 will be deemed a termination without Good Cause. In addition, after the occurrence of any of the following events, the Executive, at his sole option, may declare by 30 days written notice to the Company that his employment hereunder has been terminated by the Company, and such termination will for all purposes of this Agreement be deemed a termination by the Company without Good Cause:

(i) The Company materially changes the Executive’s reporting requirements;

(ii) The Executive is removed from or fails to win election to the Company’s board of directors;

(iii) The Company fails to afford the Executive the power and authority generally commensurate with the position of a president and chief executive officer; or

(iv) The Company breaches any material provision of this Agreement.

9.5 Termination by Executive. The Executive may terminate his employment hereunder by delivery of not less than 30 days written notice to the Company.

9.6 Effect of Termination by Executive. If the Executive terminates his employment pursuant to Section 9.5 hereof —

(i) the Executive will be entitled to accrued base salary under Section 6.1 and accrued vacation pay and other paid time off, each through the date of termination; and

(ii) the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 6.4 hereof.

9.7 Change of Control. For purposes of Section 9.3 of this Agreement, a “Change of Control” will be deemed to have occurred in the event of—

(i) The acquisition by any person or entity, or group thereof acting in concert, of “beneficial” ownership (as such term is defined in Securities and Exchange Commission (“SEC”) Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of securities of the Company which, together with securities previously owned, confer upon such person, entity or group the voting power, on any matters brought to a vote of shareholders, of 30% or more of the then outstanding shares of capital stock of the Company;

(ii) The sale, assignment or transfer of assets of the Company in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company in connection with such sale, assignment or transfer is greater than 50% of the book value, determined by the Company in accordance with generally accepted accounting principles, of the Company’s assets determined on a consolidated basis immediately before such transaction or the first of such transactions;

(iii) The merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity;

(iv) The adoption of a plan of liquidation or the approval of the dissolution of the Company;

(v) A determination by the Company’s board of directors, in view of then current circumstances or impending events, that a Change of Control has occurred or is imminent, which determination will be made for the specific purpose of triggering the operative provisions of this Agreement; or

(vi) The Company’s board of directors is not comprised of a majority of directors who were either directors as of the date of this Agreement (the “Initial Directors”) or whose nomination or election was approved by at least a majority of the Initial Directors or by a majority of directors whose nomination or election was approved by the Initial Directors.

9.8 Certain Additional Payments by the Company.

(a) If it will be determined that any payment, distribution or benefit received or to be received by the Executive from the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Executive will be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) from the Company in an amount such that the net amount retained by the Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 9.8, will be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes will be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment will be reduced by income or excise tax withholding payments made by the Company or any Affiliate to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to the Executive.

(b) All determinations required to be made under this Section 9.8, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 9.8(a) above, will be made by the independent tax or accounting selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within 15 business days after the Executive provides the Company with notice that a Payment has been or will be made or such earlier time as may be required by the Company. The determination of tax liability made by the Accounting Firm will be subject to review by the

Executive’s tax advisors and, if the Executive’s tax advisors do not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Executive’s tax advisor will jointly designate a nationally recognized public accounting firm, which will make the determination. All fees and expenses of the accountants and tax advisors retained by either the Executive or the Company will be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 9.8, with respect to a Payment will be paid by the Company to the Executive at such time as the Executive is entitled to receive the Payment. Any determination by a jointly designated public accounting firm will be binding upon the Company and the Executive.

(c) As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 9.8(a) above will be promptly paid by the Company to or for the benefit of the Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess will be treated as an overpayment made by the Company to the Executive and the Executive must repay such amount to the Company on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code).

10. Certain Board Actions. The Executive will not vote on any matter involving the Executive’s own compensation, matters involving Incapacity under Section 8 hereof or any motion involving termination of the Executive’s employment under this Agreement. Notwithstanding the foregoing sentence the Executive may vote on compensation-related plans involving officers, directors or employees as a group, including bonus, stock, and option plans, unless such vote would be prohibited by the rules of any national securities exchange or market on which the Company’s shares are then traded or such vote would impair the Company’s ability to deduct compensation under Section 162(m) of the Internal Revenue Code.

11. Trade Secrets.

11.1. Confidential Information. For the purposes of this Agreement, “Confidential Information” means information or materials that, in the Company’s view, provide advantage to the Company (or an Affiliate) over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which the Company has an obligation of confidentiality so long as such obligation is known to the Executive; and (iv) information that by its nature or the circumstances of its delivery or disclosure a reasonable person would conclude that it is confidential or proprietary. The Executive is specifically aware of the legal obligations of confidentiality afforded to customers of financial institutions, including obligations to insurance policyholders.

11.2. Confidentiality. The Executive will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business. The Executive will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying his obligations under this Agreement. The Executive will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. The Executive understands that the misappropriation of a trade secret is a criminal offense under state and federal laws. Notwithstanding the foregoing, the Executive may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that the Executive notifies the Company of such requirement immediately and in writing, and cooperates reasonably with the Company in obtaining a protective or similar order with respect thereto.

11.3. Notification of Third Party Disclosure Requests. If the Executive receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if the Executive becomes aware of any attempt by a third party to improperly gain Confidential Information, the Executive will immediately notify the Company’s general counsel and the Company’s board of directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

11.4. Non-Removal of Records. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of the Company which the Executive will prepare or use, or come into contact with, will be and remain the exclusive property of the Company, in its discretion, and will not be physically, electronically, telephonically or otherwise removed from the Company’s premises without the Company’s prior written consent.

11.5. Return or Destruction of Confidential Information. Confidential Information gained, received or developed by the Executive or in which the Executive participated in developing will remain the exclusive property of the Company, in its sole discretion. The Executive will promptly return to the Company or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from the Company for return or destruction of Confidential Information or (ii) the termination of the Executive’s employment hereunder.

11.6. Trade Secrets of Others. In the course of his employment hereunder the Executive will not use any information or materials that belong to any former employer or any other person or entity and for which he has a duty of confidentiality; nor will the Executive use or allow the use of any illegally obtained confidential or secret information or materials.

12. Intellectual Property. All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by the Executive while employed by the Company, whether alone or with others, whether during or after regular work hours, whether before or during the term of employment under this Agreement, are and will be the Company’s property exclusively, in its sole discretion. All such items were and will be produced as “work for hire.” The Executive hereby assigns to the Company all copyrights, trademarks and other rights of authorship or ownership he may have with respect to such items. Moreover, at any time, without additional consideration, the Executive will execute and deliver any documents or instruments that the Company may request in order to effectively convey and transfer good title and right to, and put the Company in possession of, such items.

13. Restrictions on Competition and Solicitation.

13.1. Noncompetition. The Executive agrees that during the course of his employment with the Company and for a period of one year after termination of that employment, the Executive will not, directly or indirectly, as an executive, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which the Company or an Affiliate has conducted the Business within the 12 months preceding the date of the termination of the Executive’s employment with the Company, enter into, engage in, be employed by or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with the Company or an Affiliate by providing products or services of the same nature or type as those provided by the Company or an Affiliate within the 12 month period preceding the termination of the Executive’s employment with the Company, including (a) participating as an officer, director, stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this section will not apply to the ownership by the Executive of less than 5% of any publicly traded corporation or other business entity solely as an investor and under circumstances in which the

Executive neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

13.2. Non-Solicitation/Non-Acceptance. The Executive agrees, during the course of his employment with the Company and for a period of one year after termination of that employment, the Executive will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current or prospective customer of the Company or an Affiliate within the 12 months preceding the termination of the Executive’s employment with the Company and with which the Executive had a substantial relationship within such preceding 12 month period, regardless of such person’s or entity’s location, to terminate any existing or prospective business relationship with the Company or an Affiliate or commence a similar business relationship with any other individual or business entity; (b) accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a current or prospective customer of the Company or an Affiliate with which the Executive had a substantial relationship within the preceding 12 month period, regardless of such person’s or entity’s location; or (c) solicit any of the employees, agents, independent contractors or consultants of the Company or an Affiliate, regardless of such person’s or entity’s location, to terminate any business relationship with the Company or an Affiliate. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

13.3. No Circumvention. The Executive will not make any attempt, or use any artifice, scheme or device, including the use of any agent, representative, associate, advisor, relative or business entity, to circumvent the purposes of the restrictive covenants contained in Section 13.

13.4. Acknowledgements. The Executive acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Company’s interest in protecting the Confidential Information to which he has been exposed and the business relationships with the customers, partners, and others he has helped develop. The Executive further acknowledges that the foregoing restrictive covenants are a material inducement for the Company to enter into this Agreement, and that the covenants are given as an integral part of this Agreement.

13.5. Counterclaims. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 13.

14. Equitable Remedies. The Executive and the Company agree that the services to be rendered by the Executive pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by the Executive to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. The Executive hereby expressly recognizes and agrees that the Company has the right to seek entry of a temporary restraining order, preliminary injunction and permanent injunction, and that such orders and injunctions may be issued against the Executive, to prevent or address a breach of Sections 11 through 13 of this Agreement. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the request for such relief.

15. Code Section 409A.

(a) For purposes hereof, the Executive will be presumed to have experienced a “Separation from Service” on the date that the Company and the Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its affiliates within the meaning of Code Section 409A (“409A Affiliates”) or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a Separation from Service shall be determined by the Company in good faith and consistent with Code Section 409A. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a Separation from Service. If the Executive continues to provide services to the Company or its 409A Affiliates following his date of termination of employment, the Executive’s Separation from Service date may be delayed to the date the Executive ceases to provide services to the extent required by Code Section 409A.

(b) Notwithstanding any other Section of this Agreement, if the Executive is a “specified employee” as defined in Code Section 409A and the regulations promulgated thereunder at the time of the Executive’s Separation from Service, then any payments due hereunder that would have been paid to the Executive within six (6) months following such Separation from Service shall be deferred and paid on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, to the extent required to avoid an additional tax on such payments under Code Section 409A. All deferred payments shall be paid in a lump sum without interest thereon. For purposes of applying Code Section 409A, each payment due hereunder shall be treated as a separate payment.

16. Compliance with Other Agreements. The Executive represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of the obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Executive is a party or by which he may be bound.

17. Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal, invalid or unenforceable, including as to geographic or temporal scope, then the remainder of this Agreement will not be affected. Moreover, any provision or portion of a provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy, including as to geographic or temporal scope, will be modified by a court or arbitrator as appropriate so that it is not unreasonable, arbitrary or against public policy.

18. Rights and Remedies Preserved. Nothing in this Agreement will limit any right or remedy the Company or the Executive may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

19. Waiver. No failure or delay on the of part either party to this Agreement in the exercise of any right, power or remedy the party may have will operate as a waiver, nor will any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No express waiver or assent by any party to any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or conditions of this Agreement.

20. Notices. Any notices or deliveries permitted or required by this Agreement will be deemed given (i) when delivered in person or by messenger, if a receipt is obtained for delivery, (ii) when delivered by Federal Express, United Parcel Service, Airborne Express, U.S. Express Mail or similar nationally recognized overnight delivery service, if a confirmation of delivery is obtained, or (iii) five days after mailing, if mailed via certified or registered U.S. mail, return receipt requested, provided the notice is delivered or mailed to the party’s address as set forth below:

If to the Company:

Oxbridge Re Holdings Limited

Landmark Sq, 1st Floor, 64 Earth Close, Grand Cayman, KY1-9006ATT:

General Counsel

If to the Executive:

The Executive’s most recent address on file with the Company.

The parties may change addresses to which notices are to be delivered by giving notice of the change of address in the manner set forth above; except, however, that notwithstanding the foregoing provision, notice of a change of address will be deemed made upon actual receipt of the notice by the other party. Notices deemed given or delivered as set forth above on a Saturday, Sunday, or legal holiday will instead be deemed given or delivered on the next succeeding day which is not a Saturday, Sunday or legal holiday.

21. Successors and Assigns. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company. The Executive will not have the right to assign this Agreement or to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder.

22. Entire Agreement. With respect to its subject matter, this Agreement contains all the understandings and agreements of the parties and supersedes all previous and all contemporaneous agreements, understandings, discussions and negotiations between the parties, whether written or oral. The parties agree that no previous drafts of this Agreement will be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

23. Amendments. Except as otherwise provided herein as to terms that are unreasonable, arbitrary or against public policy, this Agreement will not be modified or amended except by an instrument in writing signed by the parties.

24. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without reference to conflicts of law principles.

25. Further Assurances. Each party hereto will cooperate and will take such further action and will execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

26. Construction. This Agreement was negotiated at arm’s-length, with each party having the assistance of independent legal counsel. No court, arbitrator or finder of fact should construe this Agreement more strongly against either party on the basis of which party was responsible for the Agreement’s preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed one original.

28. Affiliate. For the purposes of this Agreement, the capitalized term “Affiliate” means (i) any association or entity directly or indirectly controlling the Company and (ii) any association or entity controlled by or under common control with the Company.

29. Confidential Arbitration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, the Executive’s employment or the termination of the Executive’s employment will be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration will be held in Tampa, Florida and the decision of the arbitrator or arbitrators will be conclusive and binding on the parties and will be enforceable in any court of competent jurisdiction. In rendering a decision, the arbitrator will have the discretion to award attorneys fees and costs. Notwithstanding the foregoing, if any dispute arises hereunder as to which a party desires to exercise any equitable rights or remedies under this Agreement, such party may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Florida, which court may grant any and all relief available in equity or at law for any and all claims made by such party based on or arising from the provisions of this Agreement. In any such action, the prevailing party will be entitled to reasonable attorneys’ fees and costs as may be awarded by the court.

30. Survival. The warranties and representations in this Agreement will survive the execution of this Agreement and continue without limitation. The Executive has incurred the obligations set forth in Sections 11 through 13 solely in consideration of the Company’s execution of this Agreement and such obligations and this Section 30 will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement.

31. Exhibits. All exhibits, schedules and other attachments to this Agreement are hereby incorporated by this reference as integral parts of this Agreement.

32. Saturday, Sunday or Legal Holiday. When the last day of a period during which an act may be performed under this Agreement falls on a Saturday, Sunday, or legal holiday that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

33. Electronic Signatures. Signed copies of this Agreement, addenda, attachments and exhibits delivered electronically via Internet (e-mail) or telephone (fax) will legally bind the parties to the same extent as original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EXECUTIVE

/s/ Sanjay Madhu August 20, 2013
Sanjay Madhu

Oxbridge Re Holdings Limited

By:	/s/ Wrendon Timothy August 20, 2013
Wrendon Timothy

Its:	Financial Controller & Company
Secretary